Exhibit 10.1

[Company Letter Head]

July 25, 2011

Gregory J. Divis

One Corporate Woods Drive

Bridgeton, MO 63044

Dear Greg:

This letter agreement shall amend certain sections (as listed below) of the Employment Agreement dated November 19, 2009 between you and KV Pharmaceutical Company (the “Employment Agreement”). The following amendments shall be made and effective upon approval by the Board of Directors and your signature below.

1.	Section 1.(a) Employment : Your title shall be changed to President and Chief Executive Officer to reflect your promotion on 11/17/10.

2.	Section 3.(a) Base Salary : Your Base Salary shall be $520,000.00 per annum. (This Base Salary increase will be retro-active to your appointment as President and Chief Executive Officer effective 11/17/2010).

3.	Section 3.(c) Annual Cash Incentive : Your target Annual Cash Incentive shall be 60% of your Base Salary.

4.	Section 3.(f) Vacation : You will be entitled to 25 days of vacation in accordance with the terms of your Employment Agreement.

5.	Section 4.(f)(2) and (3) Payments to the Executive Upon Termination of Employment : These sections are hereby modified to reflect the amount which shall be equal to two (2) times the sum your current Base Salary plus two (2) times your target Annual Cash Incentive or 60% for each year one is not set.

6.	You shall be entitled to participate in the Company’s Executive Fleet Program.

All capitalized terms used herein but not defined shall have the meaning assigned to them in your Employment Agreement.

Sincerely,

/s/ Chris Dumm

Chris Dumm

Director, Human Resources

ACKNOWLEDGED AND AGREED BY:

/s/ Greg Divis
Gregory J. Divis

July 25, 2011